UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2010
QCR Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22208	42-1397595

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3551 Seventh Street Moline, Illinois	61265

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (309) 743-7721
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 8.01 is hereby incorporated into this Item 2.03 by reference.
Item 3.02. Unregistered Sales of Equity Securities.
The information provided in Item 8.01 is hereby incorporated into this Item 3.02 by reference.
Item 8.01. Other Events.
On March 19, 2010, QCR Holdings, Inc. (the “Company”) closed a private placement offering resulting in the issuance of 2,700 units (each, a “Unit”) to accredited investors for an aggregate purchase price of $2.7 million, or $1,000 per Unit. Each Unit consists of a 6.00% Series A Subordinated Note, due September 1, 2018 (collectively, the “Subordinated Notes”), $1,000 principal amount, and a detachable warrant (collectively, the “Warrants”) to acquire 20 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), at a per share exercise price equal to $10.00 per share, subject to normal adjustments, as set forth in the Warrants.
The Subordinated Notes have a term of approximately eight years and have a maturity date of September 1, 2018. The Subordinated Notes bear interest payable semi-annually, in arrears, on June 30 and December 30 of each year, at a fixed interest rate of 6.00% per year, with the first such payment to be due on June 30, 2010. Beginning on March 19, 2011, or any earlier date if the Subordinated Notes cease to be deemed Tier 2 capital, the Company may, at its option, subject to regulatory approvals, redeem some of all of the Subordinated Notes at a redemption price equal to 100% of the principal amount of the redeemed notes, plus any accrued but unpaid interest.
The Warrants will expire on March 19, 2015. On or after March 19, 2011, the Warrants may be exercised at any time prior to their expiration date, at the holder’s option, by payment of the cash exercise price. The Company may require holders of the Warrants to convert each Warrant into 20 shares of Common Stock, if at any time after the first anniversary of their date of issuance, the volume weighted-average per share price of the common stock equals or exceeds 130% of the exercise price for at least 20 trading days in a period of 30 consecutive trading days. The Warrants are detachable from the Subordinated Notes and, subject to any limitations imposed by applicable securities laws, may be transferred separately from the Subordinated Notes at any time after the March 19, 2012.
The Subordinated Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Company expects to use most of the net proceeds from the sale of the Units for general corporate and banking purposes, including contributing the capital to Rockford Bank and Trust Company, a wholly-owned banking subsidiary of the Company, as well as to strengthen the Company’s overall regulatory capital ratios.

The Units issued in the private placement were not registered under the Securities Act of 1933 (the “Act”) and were issued pursuant to an exemption from registration under Regulation D of the rules promulgated under the Act. The Units were offered by the Company on a “best efforts” basis, and no commissions were paid in connection with the sale of Units in connection with this offering. Shares of the Common Stock trade on The NASDAQ Global Market under the symbol “QCRH.”
This description of the Units does not purport to be complete and is qualified in its entirety by reference to the Form of Subordinated Note and Form of Warrant attached as exhibits 4.1 and 4.2 respectively.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

4.1	Form of Subordinated Note

4.2	Form of Warrant

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QCR Holdings, Inc.
Dated: March 22, 2010	By:	/s/ Douglas M. Hultquist
Douglas M. Hultquist
President and Chief Executive Officer

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